Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 9 to Form S-1 of Atlas Growth Acquisition Limited of our report dated January 28, 2022, except for Notes 1, 3, 4 and 6 which are dated April 28, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Atlas Growth Acquisition Limited as of December 31, 2021 and for the period from May 4, 2021 (inception) through December 31, 2021 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

May 31, 2022